               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 THE COOPER COMPANIES INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [Logo]

                                                               February 10, 2000

Dear Stockholder:

    You are cordially invited to join us at the 2000 Annual Meeting of Stockholders of The Cooper Companies, Inc. on Tuesday, March 28, 2000, to be held at the New York Marriott East Side, 525 Lexington Avenue, New York, NY beginning at 10:00 a.m.

    At the Annual Meeting, we will ask you to elect eight directors and to ratify the appointment of the Company's auditors for fiscal 2000.

    I hope that you will take this opportunity to participate in the affairs of your Company by voting your shares whether or not you plan to attend the meeting. Please complete, sign, date, and promptly return the enclosed form of proxy. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

    This booklet includes the Notice of the meeting and a Proxy Statement, containing information about the formal business to be acted upon by the stockholders. We will also make a presentation covering the operations of your Company, followed by a question and discussion period.

    Thank you for your continued support of The Cooper Companies, Inc.

                                           Sincerely,
                                           ALLAN E. RUBENSTEIN, M.D.
                                           ALLAN E. RUBENSTEIN, M.D.
                                           Chairman of the Board of Directors

                           THE COOPER COMPANIES, INC.
                      6140 STONERIDGE MALL ROAD, SUITE 590
                              PLEASANTON, CA 94588

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of
THE COOPER COMPANIES, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of The Cooper Companies, Inc., a Delaware corporation (the 'Company'), will be held on March 28, 2000, at the New York Marriott East Side, 525 Lexington Avenue, New York, NY, at
10:00 a.m., for the purpose of considering and acting upon the following:

        1. The election of a board of eight directors.

        2. The ratification of the appointment of KPMG LLP as independent certified public accountants of the Company for the fiscal year ending October 31, 2000.

        3. The transaction of any other business that may properly arise at the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on February 7, 2000 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

    Enclosed with this Notice is a Proxy Statement, a proxy card and a return envelope, as well as a copy of the Company's Annual Report for the fiscal year ended October 31, 1999.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please COMPLETE, SIGN and DATE the enclosed proxy card and MAIL it promptly in the enclosed postage paid envelope.

                                          By Order of the Board of Directors
                                          CAROL R. KAUFMAN
                                          CAROL R. KAUFMAN
                                          Secretary

Dated: February 10, 2000

                           THE COOPER COMPANIES, INC.
                      6140 STONERIDGE MALL ROAD, SUITE 590
                              PLEASANTON, CA 94588
                                 --------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 28, 2000
                                 --------------

INFORMATION REGARDING PROXIES

    The accompanying proxy card is solicited by and on behalf of the Board of Directors of The Cooper Companies, Inc. (the 'Company') for use at its Annual Meeting of Stockholders to be held on March 28, 2000 at the New York Marriott East Side, 525 Lexington Avenue, New York, NY, at 10:00 a.m., and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about February 11, 2000.

    When a proxy card in the form enclosed with this Proxy Statement is returned properly executed, the shares represented will be voted at the Annual Meeting in accordance with the indicated directions. If a proxy card is properly executed but no directions are indicated, the shares will be voted FOR each of the nominees for director as shown on the form of proxy card and FOR ratification of the appointment of KPMG LLP as independent certified public accountants of the Company. The Board of Directors is not aware of any other business to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting or any adjournments or postponements thereof for which specific authority has not been solicited from the stockholders, then, to the extent permissible by law, the persons voting the proxies will use their discretionary authority to vote in accordance with their best judgment. A stockholder who executes and returns the enclosed proxy card may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing a subsequently dated proxy card or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned a proxy card does not alone revoke such proxy.

    The Company will pay all costs associated with soliciting proxies. In addition to the solicitation of proxies by mail, officers, directors and other employees of the Company, acting on its behalf, may solicit proxies by telephone, facsimile or personal interview. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of $10,000 plus reasonable expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to stockholders of record.

OUTSTANDING STOCK AND VOTING RIGHTS

    As of the close of business on February 7, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 14,108,714 shares of the Company's common stock, $.10 par value per share, each of which is entitled to one vote at the Annual Meeting. Under the Company's By-laws and Delaware law, shares represented by proxies that reflect abstentions or broker non-votes (that is, shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by the favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving a plurality of votes. The proposal to ratify the appointment of the Company's independent certified public accountants requires the approval of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions to this proposal will have the same effect as votes against it. Shares represented by proxies that reflect broker non-votes will be treated as not entitled to vote for purposes of determining approval of the proposal to ratify the appointment of the Company's independent certified public accountants and will not have any effect on the outcome of such proposal.

                     PROPOSAL 1  --  ELECTION OF DIRECTORS

    The Company's By-laws provide for no fewer than six and no more than eleven directors, as determined by the Board of Directors, which has fixed the number of directors to be elected at the 2000 Annual Meeting at eight, each of whom will serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors recommends that each of the nominees for director described below be elected to serve as a director of the Company. All nominees have consented to be named and have indicated their intention to serve if elected. The Board of Directors does not expect that any nominee will be unavailable for election or unable to serve. If any nominee is not available for election or able to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate.

THE NOMINEES

    Each of the nominees currently serves on the Board of Directors.

    The names of the nominees for election as directors are listed below, together with certain personal information, including the present principal occupation and recent business experience of each nominee.

                                                                         YEAR
                                                                      COMMENCED
                                                                      SERVING AS
                                                                      A DIRECTOR
                 NAME, PRINCIPAL OCCUPATION                             OF THE
                  AND OTHER DIRECTORSHIPS                     AGE       COMPANY
                  -----------------------                     ---       -------
A. Thomas Bender.                                              61        1994
    Mr. Bender was elected President and Chief Executive
      Officer of the Company in May 1995. He had been
      serving as the Chief Operating Officer of the Company
      since August 1994, and as Executive Vice President
      since March 1994. He served as Acting Chief Operating
      Officer of the Company from March 1994 to August 1994,
      and as Senior Vice President, Operations from October
      1992 to February 1994. He continues to serve as
      President of CooperVision, Inc., the Company's contact
      lens subsidiary, a position he has held since June
      1991. Between 1966 and June 1991, Mr. Bender held a
      variety of positions at Allergan, Inc. (a manufacturer
      of eye and skin care products), including Corporate
      Senior Vice President, and President and Chief
      Operating Officer of Herbert Laboratories, Allergan's
      dermatology division.

Michael H. Kalkstein........................................  57      1992
    Mr. Kalkstein has been a partner of Oppenheimer, Wolff &
      Donnelly, LLP since September, 1999. He was a partner
      in the law firm of Graham & James LLP from September
      1994 through August 1999 and a partner in the law firm
      of BerlinerCohen from 1983 through August 1994. He has
      been a member of the Board of Trustees of Opera San
      Jose since 1984, serving as its President from 1992 to
      1994.

Moses Marx..................................................  64      1995
    Mr. Marx has been the general partner in United Equities
      Company (a securities brokerage firm) since 1954 and a
      general partner in United Equities Commodities Company
      (a commodities brokerage firm) since 1972. He is also
      President of Momar Corp. (an investment company). Mr.
      Marx is also a director of Berkshire Bancorp Inc., a
      bank holding company (formerly Cooper Life Sciences,
      Inc.) He previously served as a member of the
      Company's Board of Directors from September 1989 to
      September 1991.

Donald Press................................................  66      1993
    Mr. Press has been the Executive Vice President of
      Broadway Management Co., Inc. (an owner and manager of
      commercial office buildings) since 1981. Mr. Press, an
      attorney, is also a principal in Donald Press, P.C. (a
      law firm) located in New York City. He is also a
      director of Components Specialties, Inc. (an
      electronics company) and Superior Savings of New
      England (formerly Branford Savings Bank).

                                                                       YEAR
                                                                    COMMENCED
                                                                    SERVING AS
                                                                    A DIRECTOR
                 NAME, PRINCIPAL OCCUPATION                           OF THE
                  AND OTHER DIRECTORSHIPS                     AGE    COMPANY
                  -----------------------                     ---    -------
Steven Rosenberg............................................  51       1993
    Mr. Rosenberg has been President and Chief Executive
      Officer of Berkshire Bancorp Inc., a bank holding
      company (formerly Cooper Life Sciences, Inc.) since
      March 1995, and Vice President, Finance and Chief
      Financial Officer since 1990. From September 1987
      through April 1990, Mr. Rosenberg was President and
      Chief Executive Officer of Scomel Industries Inc. (an
      international marketing and consulting group). Mr.
      Rosenberg is currently a director of Berkshire Bancorp
      Inc.

Allan E. Rubenstein, M.D....................................  55       1992
    Dr. Rubenstein has served as the Chairman of the Board
      of Directors since July 1994; he served as Acting
      Chairman of the Board from April 1993 through June
      1994. He is Chairman of the Board of University Heart
      Scan, LLC, a cardiac scanning company and a Consultant
      to WorldCare Ltd. Dr. Rubenstein is certified by the
      American Board of Psychiatry and Neurology and by the
      American Society for Neuroimaging. He has been on the
      faculty of the Department of Neurology at Mt. Sinai
      School of Medicine in New York City since 1976, and
      currently is Associate Professor and Director of the
      Mt. Sinai Neurofibromatosis Research and Treatment
      Center. Dr. Rubenstein has authored two books on
      neurofibromatosis and is Medical Director for the
      National Neurofibromatosis Foundation.

Robert S. Weiss.............................................  53       1996
    Mr. Weiss has served as the Executive Vice President of
      the Company since October 1995. He has been the
      Treasurer and Chief Financial Officer of the Company
      since 1989. From October 1992 until October 1995, he
      was also a Senior Vice President; from March 1984 to
      October 1992 he served as a Vice President, and from
      1984 through July 1990 he served as Corporate
      Controller.

Stanley Zinberg, M.D........................................  65       1997
    Dr. Zinberg, an obstetrician-gynecologist, is Vice
      President for Practice Activities for the American
      College of Obstetricians and Gynecologists in
      Washington, DC. From 1981 until 1993 he served as
      Chief, Obstetrics and Gynecology and Director, OB-GYN
      Residency Program at NYU Downtown Hospital, where from
      1990 through 1992 he also served as President of the
      Medical Staff and a member of the Board of Trustees.
      He is certified by the American Board of Obstetrics
      and Gynecology and is a member of faculty of the
      Departments of Obstetrics and Gynecology at New York
      University School of Medicine, the Cornell University
      College of Medicine and the Georgetown University
      School of Medicine.

    There are no family relationships among any of the Company's current directors or executive officers or the Board's proposed nominees.

BOARD COMMITTEES, MEETINGS AND COMPENSATION

    There are four active Board Committees:

        (i) The Audit and Finance Committee advises and makes recommendations to the Board of Directors concerning (a) the appointment of the Company's independent certified public accountants, (b) the activities of the independent certified public accountants and (c) the financial, investment and accounting procedures and practices followed by the Company. In March, 1999 the Board adopted a policy of having the chairman of the Audit Committee meet with management and the auditors each quarter to review financial results. The members are Messrs. Rosenberg and Kalkstein and Dr. Zinberg.

        (ii) The Compensation/Long Term Incentive Plan Committee advises and makes recommendations to the Board of Directors regarding the compensation of directors, officers and senior management, the granting of awards under the Company's 1998 Long Term Incentive Plan (the 'LTIP') and the Company's other incentive plans. The members are Messrs. Kalkstein and Press and Dr. Rubenstein.

        (iii) The Management Committee meets with the Chief Executive Officer, senior corporate staff and key operating personnel at quarterly Operations Meetings. The members are Dr. Rubenstein and Mr. Press.

        (iv) The Nominating Committee selects individuals to be nominated for election to the Company's Board of Directors. The members are Drs. Rubenstein and Zinberg and Messrs. Marx and Bender. The Nominating Committee will consider suggestions from stockholders for nominees for election as directors at the 2001 Annual Meeting, provided that the recommendations are made in accordance with the procedure described below under Stockholder Nominations and Proposals.

    During the fiscal year ended October 31, 1999, the Board met nine times and acted once by unanimous written consent, the Audit and Finance Committee met twice, and the Compensation/Long Term Incentive Plan Committee met five times. Members of the Management Committee met with members of senior management seven times. In addition, the Chairman of the Audit Committee met twice with the Company's auditors and management to review the Company's quarterly financial results.

    For a description of compensation paid to directors, see 'Executive Compensation -- Compensation of Directors.'

EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below is information regarding the current executive officers of the Company who are not also directors:

                NAME                   AGE                   OFFICE
                ----                   ---                   ------
B. Norris Battin.....................  63    Vice President of Investor Relations
                                               and Communications
Gregory A. Fryling...................  45    Vice President, Business Development
Carol R. Kaufman.....................  50    Vice President of Legal Affairs,
                                               Secretary and Chief Administrative
                                               Officer
Nicholas J. Pichotta.................  55    President and Chief Executive Officer
                                               of CooperSurgical, Inc.
Stephen C. Whiteford.................  59    Vice President and Corporate Controller

    Mr. Battin is Vice President of Investor Relations and Communications. Prior to joining the Company, Mr. Battin was Principal Associate of Battin Associates, a healthcare marketing, advertising and public relations consultancy whose client list included the Company. From 1968 to 1991 Mr. Battin held numerous marketing, advertising, public relations and public affairs positions at Allergan, Inc., a multinational manufacturer of eye and skin care products, including Senior Vice President, Public Affairs and Communication.

    Mr. Fryling has been Vice President, Business Development since January 1993. He served as an officer of various subsidiaries of the Company, including Vice President and Controller of The Cooper Healthcare Group from January 1990 through December 1992.

    Ms. Kaufman has been Vice President and Chief Administrative Officer since October 1995 and was elected Vice President of Legal Affairs in March 1996. From January 1989 through September 1995, she served as Vice President, Secretary, and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of the Company.

    Mr. Pichotta has been President and Chief Executive Officer of CooperSurgical, Inc., the Company's women's health care business, since September 1992. He served as an officer of various subsidiaries of the Company, including Vice President, Corporate Development - Healthcare from December 1991 to December 1992.

    Mr. Whiteford has been Vice President and Corporate Controller since July 1992. He served as Assistant Corporate Controller from March 1988 to July 1992 and held a variety of financial positions at the Company and at Cooper Laboratories, Inc. (the Company's former parent) and its subsidiaries since 1975.

    There is no family relationship among any of the above-named officers or any director of the Company.

SECTION 16(a) COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires the Company's executive officers (as defined), directors and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the Securities and Exchange Commission ('SEC'), the New York Stock Exchange, Inc. and the Pacific Exchange, Inc. SEC regulations also require that a copy of all such Section 16(a) forms filed be furnished to the Company by its officers, directors and greater than ten-percent stockholders.

    Based solely on a review of the copies of such forms and amendments thereto received by the Company, or on written representations from the Company's officers and directors that no Forms 5 were required to be filed, the Company believes that during fiscal 1999 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of any class of its equity securities were met.

SECURITIES HELD BY MANAGEMENT

    The following table sets forth information regarding ownership of the Company's common stock by each of its current directors, the individuals named in the Summary Compensation Table and by all of the current directors and executive officers as a group.

                                                                 COMMON STOCK
                                                           BENEFICIALLY OWNED AS OF
                                                               DECEMBER 31, 1999
                                                          ---------------------------
                                                           NUMBER          PERCENTAGE
                NAME OF BENEFICIAL OWNER                  OF SHARES        OF SHARES
                ------------------------                  ---------        ---------
A. Thomas Bender........................................    323,302(1)        2.3%
Gregory A. Fryling......................................     60,811(2)       *
Michael H. Kalkstein....................................     21,849(3)       *
Carol R. Kaufman........................................     54,833(4)       *
Moses Marx..............................................    199,553(3)        1.4%
Nicholas J. Pichotta....................................     28,700(5)       *
Donald Press............................................     30,049(3)       *
Steven Rosenberg........................................     17,516(3)       *
Allan E. Rubenstein, M.D................................     15,477(6)       *
Robert S. Weiss.........................................    234,665(7)        1.7%
Stanley Zinberg, M.D....................................      8,280(8)       *
All current directors and executive officers as a group
  (13 persons)..........................................  1,067,142           7.6%

--------------

* Less than 1%.

(1) Includes 289,722 shares which Mr. Bender could acquire upon the exercise of presently exercisable stock options.

(2) Includes 49,667 shares which Mr. Fryling could acquire upon the exercise of presently exercisable stock options.

(3) Includes 284 restricted shares which each of Messrs. Kalkstein, Marx, Press and Rosenberg were granted in November 1999 pursuant to the 1996 Long Term Incentive Plan for Non-Employee Directors (the '1996 LTIP'). Each director has sole voting power with respect to those 284 shares; however, disposition is restricted pursuant to the terms of the 1996 LTIP. Also includes 13,333 shares which each of them could acquire upon the exercise of presently exercisable stock options.

(4) Includes 38,000 shares which Ms. Kaufman could acquire upon the exercise of presently exercisable stock options.

(5) Includes 28,200 shares which Mr. Pichotta could acquire upon the exercise of presently exercisable stock options.

(6) Includes 355 restricted shares granted to Dr. Rubenstein in November 1999 pursuant to the terms of the 1996 LTIP. Dr. Rubenstein has sole voting power with respect to those 355 shares; however, disposition is restricted pursuant to the terms of the 1996 LTIP. Also includes 10,417 shares which Dr. Rubenstein could acquire upon the exercise of presently exercisable stock options.

(7) Includes 2,554 shares held on account for Mr. Weiss under the Company's 401(k) Savings Plan and 184,000 shares which he could acquire upon the exercise of presently exercisable stock options.

(8) Includes 284 restricted shares granted to Dr. Zinberg pursuant to the terms of the 1996 LTIP. Dr. Zinberg has sole voting power with respect to those 284 shares; however, disposition is restricted pursuant to the terms of the 1996 LTIP. Also includes 7,222 shares which Dr. Zinberg could acquire upon the exercise of presently exercisable stock options.

PRINCIPAL SECURITYHOLDERS

    The following table sets forth information regarding ownership of outstanding shares of the Company's common stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares.

                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED
                                                            AS OF DECEMBER 31, 1999
                                                           --------------------------
                                                            NUMBER         PERCENTAGE
                NAME OF BENEFICIAL OWNER                   OF SHARES       OF SHARES
                ------------------------                   ---------       ---------
Thomson Horstmann & Bryant, Inc .........................    901,750(1)       6.47%
  Park 80 West, Plaza Two
  Saddle Brook, NJ 07663

--------------

(1) Reported as of December 31, 1999 in its Schedule 13G/A dated January 12,
    2000.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The table below shows compensation paid in or with respect to each of the last three fiscal years to the individual who served as the Company's Chief Executive Officer for fiscal 1999, and to each person who was, for the fiscal year ended October 31, 1999, among the four other most highly compensated executive officers of the Company or its subsidiaries.

                                     ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                     -------------------   -----------------------------------
                                                                    AWARDS             PAYOUTS
                                                           -------------------------   -------
                                                           RESTRICTED    SECURITIES
     NAME AND PRINCIPAL                                      STOCK       UNDERLYING     LTIP      ALL OTHER
          POSITION            YEAR    SALARY     BONUS       AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
          --------            ----    ------     -----       ------     ------------   -------   ------------
A. Thomas Bender ...........  1999   $385,000   $240,625     -0-           35,000          -0-      $1,426(1)
  President and Chief         1998   $367,000   $146,800     -0-          233,000          -0-      $2,250(1)
  Executive Officer           1997   $333,700   $270,297     -0-           32,611      $60,966      $2,250(1)
Gregory A. Fryling .........  1999   $180,523   $ 90,262     -0-           18,000          -0-      $  554(2)
  Vice President, Business    1998   $173,583   $ 55,547     -0-           16,000          -0-      $  654(2)
  Development                 1997   $166,666   $ 98,000     -0-           14,000          -0-      $  541(3)
Carol R. Kaufman ...........  1999   $187,000   $ 93,500     -0-           18,000          -0-      $  656(2)
  Vice President of Legal     1998   $178,000   $ 56,960     -0-           16,000          -0-      $  845(2)
  Affairs, Secretary and      1997   $168,000   $108,864     -0-           14,000          -0-      $  716(3)
  Chief Administrative
  Officer
Nicholas J. Pichotta .......  1999   $215,000   $ 41,710     -0-              -0-          -0-      $  936(2)
  President and CEO of        1998   $210,000   $ 16,800     -0-           10,000          -0-      $1,322(2)
  CooperSurgical, Inc.        1997   $200,000   $111,200     -0-           15,000      $60,966      $1,174(3)
Robert S. Weiss ............  1999   $271,000   $152,438     -0-           27,000          -0-      $  836(2)
  Executive Vice President,   1998   $258,200   $ 92,952     -0-          163,000          -0-      $1,599(2)
  Treasurer and CFO           1997   $239,100   $154,937     -0-           19,000          -0-      $1,408(3)

--------------

(1) Consists of income associated with life insurance coverage.

(2) Consists of a $400 contribution by the Company to a 401(k) account and income associated with life insurance coverage.

(3) Consists of a $300 contribution by the Company to a 401(k) account and income associated with life insurance coverage.

              OPTION GRANTS IN FISCAL YEAR ENDED OCTOBER 31, 1999

                                                                                           POTENTIAL REALIZABLE VALUE
                                            PERCENT OF                                       AT ASSUMED ANNUAL RATES
                                           TOTAL OPTIONS                                   OF STOCK PRICE APPRECIATION
                                            GRANTED TO                                         FOR OPTION TERM(2)
                                 OPTIONS   EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -------------------------------
             NAME                GRANTED    FISCAL YEAR      PER SHARE         DATE         5%($)              10%($)
             ----                -------    -----------      ---------         ----         -----              ------
A. Thomas Bender...............  35,000(1)      18%            $27.56        10/25/09    $    606,774       $  1,537,551
Gregory A. Fryling.............  18,000(1)       9%            $27.56        10/25/09    $    312,055       $    790,740
Carol R. Kaufman...............  18,000(1)       9%            $27.56        10/25/09    $    312,055       $    790,740
Nicholas J. Pichotta...........     -0-         -0-           -0-              -0-                -0-                -0-
Robert S. Weiss................  27,000(1)      14%            $27.56        10/25/09    $    468,083       $  1,186,111
All Stockholders as a Group....     N/A      N/A              N/A              N/A       $266,057,709(3)    $674,242,472(3)

--------------

(1) The option will become exercisable when the average of the closing prices of a share of the Company's common stock on the NYSE during 30 consecutive calendar days following the date of grant equals $33.07.

(2) The dollar amounts under these columns are the results of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes and are not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Company's common stock. Stockholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from option grants if the price of the Company's common stock appreciates, which would benefit all stockholders commensurately.

(3) Assumes a base market capitalization of $423,215,117, computed on the basis of the number of shares outstanding and the average of the high and the low trading price of the Company's common stock on December 31, 1999.

                AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED
               OCTOBER 31, 1999 AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                       SHARES ACQUIRED                    OPTIONS AT FISCAL YEAR END       FISCAL YEAR END
        NAME             ON EXERCISE     VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
        ----             -----------     --------------   -------------------------   -------------------------
A. Thomas Bender.....      24,445           $529,243           289,722/235,000              $1,588,860/$0
Gregory A. Fryling...     -0-                -0-                49,667/18,000                $336,210/$0
Carol R. Kaufman.....     -0-                -0-                38,000/18,000                $123,210/$0
Nicholas J.
  Pichotta...........     -0-                -0-                   28,200/0                   $57,038/$0
Robert S. Weiss......      13,333           $198,845           184,000/167,000               $889,899/$0

RETIREMENT INCOME PLAN

    The Company's Retirement Income Plan was adopted in December 1983. All employees of the Company and certain of its subsidiaries who work at least 1,000 hours per year are covered by the plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to
 .6% of base annual compensation up to $10,000 and 1.2% of base annual compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to .75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.5% of base annual compensation in excess of the Social Security Wage Base for each year of service.

    The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Bender, Weiss, Pichotta, Fryling and Ms. Kaufman are approximately $22,000, $55,000, $38,000, $54,000 and
$35,000, respectively.

CONTRACTS

    The Company, either directly or through one of its subsidiaries, is party to employment agreements with A. Thomas Bender, Robert S. Weiss, Nicholas J. Pichotta, Gregory A. Fryling and Carol R. Kaufman. The agreements with Messrs. Bender, Weiss, Pichotta and Fryling provide that if (i) the Company terminates the employee without Cause or (ii) the employee terminates his employment for Good Reason or following a Change of Control (as each term is defined in the respective agreements), the Company will pay Mr. Bender 200%, Mr. Weiss 150%, Mr. Pichotta 100% and Mr. Fryling 100% of his annual base salary, except that Mr. Weiss' payment would be reduced to 100% if the termination arises out of a Change of Control and Mr. Pichotta's payment could, in certain circumstances, increase to 150% following a Change of Control. In addition, they would receive a pro-rata share of any amounts that would have been payable to each of them under the Company's Incentive Payment Plan. The agreement with Ms. Kaufman provides for her to receive a payment equal to 100% of her annual base salary following a Change of Control (as defined in the agreement). All of the agreements provide that these employees would continue to participate in the Company's various insurance plans for periods ranging from twelve to twenty-four months.

COMPENSATION OF DIRECTORS

    Each director who is not also an employee of the Company (a 'Non-Employee Director') receives a stipend of $22,500 per annum. The Chairman of the Board, receives a stipend of $28,125 per annum. Each Non-Employee Director serving as a chairman of a committee of the Board receives an additional stipend of $1,000 per annum. Each Non-Employee Director receives meeting fees ranging from $125 to $1,000 per meeting, depending on duration, and up to $1,000 per day for other days substantially spent on affairs of the Company. Directors who are also employees of the Company receive no additional compensation.

    In addition, each November the Non-Employee Directors of the Company receive restricted stock having a fair market value (determined according to a formula contained in the 1996 LTIP) of $7,500 ($9,375 in the case of a Non-Employee Chairman of the Board) and an option to purchase shares of stock, with an exercise price equal to 100% of the fair market value of the common stock of the Company on the date of grant. The options granted in November 1999 entitled each Non-Employee Director to purchase up to 10,000 shares of the Company's common stock (11,250 shares in the case of the Non-Employee Chairman of the Board).

Restrictions will generally not be removed from the restricted stock until its fair market value appreciates 20% from the date of grant or five years have passed; the options generally will not become exercisable until the fair market value of the common stock appreciates 20% from the date of grant or five years have elapsed from the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

    In accordance with the rules and regulations of the SEC, the following report of the Company's Compensation/Long Term Incentive Plan Committee (the 'Committee') and the performance graph appearing immediately thereafter shall not be deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C of the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

SCOPE OF THE COMMITTEE; MEMBERS

    The Committee is composed of three non-employee directors: Dr. Rubenstein and Messrs. Kalkstein and Press.

    The charter of the Committee provides that the Committee will review and approve all aspects of the compensation paid to the Company's Chief Executive Officer and the four other most highly paid executive officers, all salaries and salary increases for executives whose annual base salary is $200,000 or greater and all agreements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment. The charter also calls for the Committee to review and approve the terms of each incentive compensation and bonus program in effect and the aggregate amounts which can be awarded thereunder each year. The members of the Committee also administer the Company's LTIP.

EXECUTIVE COMPENSATION FOR FISCAL 1999

    The Committee's philosophy regarding compensation of executive officers emphasizes performance-based compensation, while recognizing the need to honor existing employment agreements and the belief that executives should be compensated at competitive levels that are sufficient to attract and retain highly talented employees.

    In keeping with the goal of enhancing the Company's profitability and continuing to build stockholder value, the Company's long-term compensation programs are designed to reward growth in stockholder value, as well as to reward long-term service to the Company. The value of awards under such plans is primarily dependent upon increases in the price of the Company's common stock over a period of up to ten years. Generally, the plans require employees to remain employed by the Company throughout the period in order to receive their awards.

    The level of annual compensation for individual executive officers is based upon a number of factors. The Committee took into account a combination of the individual executive officer's performance and the performance of the Company and the individual business for which such person was responsible, the scope of such person's responsibility, and the current compensation package in place for that officer. The Committee also considered other published compensation data covering the healthcare industry, and industry in general, to assess whether the salary ranges in place for its executive officers are competitive. Increases in an executive's annual base salary were dependent on such person's performance, company-wide or a particular subsidiary's financial results and on general levels of wage and price inflation.

    In making awards under the 1999 Incentive Payment Plan (the 'IPP'), primary consideration was given to the performance of the Company or the subsidiary for which the executive officer worked. Participation levels under the Company's 1999 IPP were set at percentages of base salaries previously assigned to designated positions within the corporate structure, modified to reflect the recommendations of the Company's Chief Executive Officer. IPP awards are paid with respect to each fiscal year when the operating businesses, or the parent Company, as a consolidated entity (depending upon the executive's employer) meet specified performance targets. In fiscal 1999 performance targets for executives employed by an operating subsidiary were tied to the attainment by that business of specified levels of net revenue, operating income and cash flow. For executives employed by the parent Company, performance targets were tied to the attainment of certain levels of consolidated net revenue, net income and cash flow. In addition, a portion of each individual's award was granted on a discretionary basis by his or her division head or the Chief Executive Officer, or in the case of the five most highly paid executive officers, by the Committee, following an assessment of each individual's performance.

    Long term incentive awards are made under the Company's LTIP, based on recommendations submitted to the Committee by the Company's Chief Executive Officer. In fiscal 1999, awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company's common stock on the date of grant. The exercisability and future value of these options is directly linked to increases in the price of the Company's common stock, thereby linking long-term compensation to increased stockholder value and continuing service to the Company.

CEO COMPENSATION FOR FISCAL 1999

    Mr. Bender's $385,000 base salary represents his salary for serving as the Company's President and CEO and for serving as the President of CooperVision.

    Mr. Bender's 1999 bonus consisted of $240,625 paid under the IPP. Mr. Bender was eligible to participate in the IPP at a level equal to 50% of the $385,000 salary paid to him in fiscal 1999, with such level subject to increase or decrease depending on achievement of certain specified financial targets. The determination of Mr. Bender's actual IPP payment depended upon both the Company's ability to meet targeted net revenue, income and cash flow levels and on the Committee's discretion. Based solely on the Company's financial performance, Mr. Bender was entitled to receive a bonus of $96,250. An additional $144,375 was awarded to Mr. Bender by the Committee under the discretionary component of the IPP based on its belief that Mr. Bender's performance in fiscal 1999 contributed to the overall growth and improvement in each of the Company's operations.

TAX CONSIDERATIONS

    The Committee has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and does not anticipate that the compensation of any executive officer during 2000 will exceed the limits for deductibility. In structuring the Company's compensation programs and determining a policy for future periods, the Committee would expect to consider all relevant factors, including the Company's strategic goals, taking into consideration competitive practice and market conditions, the Company's tax position and the materiality of the amounts likely to be involved.

            THE COMPENSATION AND LONG TERM INCENTIVE PLAN COMMITTEE
                              MICHAEL H. KALKSTEIN
                                  DONALD PRESS
                           ALLAN E. RUBENSTEIN, M.D.

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's SmallCap 600 Stock Index (which includes the Company) and the Standard & Poor's Medical Products & Supplies Index for the five-year period ended October 31, 1999. The graph assumes that the value of the investment in the Company and in each index was $100 on October 31, 1994 and assumes that all dividends were reinvested.


                      COMPARISON OF 5-YEAR CUMULATIVE RETURN

                              [PERFORMANCE GRAPH]

            THE COOPER          S&P            S&P
          COMPANIES, INC.   SMALLCAP 600   HEALTH CARE
          ---------------   ------------   -----------
10/31/94         100            100            100
10/31/95          75            121            168
10/31/96         183            146            200
10/31/97         454            193            233
10/31/98         302            178            326
10/31/99         318            200            331

            PROPOSAL 2  --  RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of KPMG LLP, independent certified public accountants, to audit and opine upon the consolidated financial statements of the Company for the fiscal year ending October 31, 2000, such appointment to continue at the pleasure of the Board of Directors and to be subject to ratification by the stockholders. KPMG LLP has served as auditors of the Company since the Company's incorporation in 1980. The stockholders are asked to ratify such appointment.

    The Board of Directors expects that one or more representatives of KPMG LLP will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

                                RECOMMENDATIONS

    The Board of Directors of the Company recommends that the stockholders vote FOR the election of the nominees for director named in this Proxy Statement and FOR ratification of the appointment of KPMG LLP as independent certified public accountants of the Company for fiscal 2000.

    When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    Stockholder proposals for presentation at the 2001 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before October 14, 2000. The Nominating Committee or, if none exists, the Board of Directors will consider suggestions from stockholders for nominees for election as directors at the 2001 annual meeting of stockholders. For a stockholder to nominate any person for election as a director at the 2001 annual meeting of stockholders, the person making such nomination must be a stockholder entitled to vote and such nomination must be made pursuant to timely notice. The Company's By-laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at the 2001 annual meeting of stockholders must notify the Secretary of the Company in writing not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to March 28, 2001 (or, if the date of the 2001 annual meeting is more than 30 days before or more than 70 days after March 28, 2001, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by the Company) and, with respect to nominations for directors, if the number of directors to be elected at the 2001 annual meeting of stockholders is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to March 28, 2001, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. Such notice must set forth certain information specified in the Company's By-laws.

                                          By Order of the Board of Directors
                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board of Directors

                                                      [Logo]
--------------------------------------------------------------------------------
                                                      NOTICE OF
                                                      ANNUAL MEETING
                                                      OF STOCKHOLDERS
                                                      AND
                                                      PROXY STATEMENT
--------------------------------------------------------------------------------

                                                      MEETING DATE

                                                      MARCH 28, 2000

                                   APPENDIX I

--------------------------------------------------------------------------------

                           THE COOPER COMPANIES, INC.
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 28, 2000
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of The Cooper Companies, Inc., a Delaware corporation, hereby appoints CAROL R. KAUFMAN, ROBERT S. WEISS and STEPHEN C. WHITEFORD, and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of The Cooper Companies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Cooper Companies, Inc. to be held at The New York Marriott East Side, 525 Lexington Avenue, New York, NY, on March 28, 2000 at 10:00 a.m., eastern standard time, and at any adjournments or postponements thereof, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.

   THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

   PLEASE MARK THE PROXY CARD, FILL IN THE DATE AND SIGN ON THE REVERSE SIDE
                 AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

------------------------------------------------------------------------------------------------------------------------------------

          PLEASE MARK YOUR
A  [ X ]  VOTES AS IN THIS
          EXAMPLE.

                FOR                          THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE "FOR"
            all nominees       WITHHELD                       ITEMS ONE AND TWO.
         except as noted on    from all
           the line below      nominees      NOMINEES:                                                         FOR  AGAINST  ABSTAIN
1. ELECTION     [  ]             [  ]          A. Thomas Bender            2. Ratification of the appointment  [ ]    [ ]      [ ]
   OF EIGHT                                    Michael H. Kalkstein           of KPMG LLP as independent
   DIRECTORS                                   Moses Marx                     certified public accountants of The
   (check one box only)                        Donald Press                   Cooper Companies, Inc. for the
                                               Steven Rosenberg               fiscal year ending October 31,
(Instruction: To withhold authority to         Allan E. Rubenstein, M.D.      2000.
vote for any individual nominee(s),            Robert S. Weiss
write that nominee's name(s) on the            Stanley Zinberg, M.D.       3. In their discretion, the proxies are authorized to
line below:)                                                                  vote for the election of such substitute nominee(s)
                                                                              for directors as such proxies may select in the event
                                                                              that any nominee(s) named above become unable to
-------------------------------------------                                   serve, and on such other matters as may properly come
                                                                              before the Meeting or any adjournments or
                                                                              postponements thereof.

                                                                              THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED
                                                                              BY YOU.

                                                                              PLEASE COMPLETE, SIGN, DATE AND MAIL THE PROXY CARD
                                                                              PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                      MARK HERE FOR ADDRESS CHANGE  [  ]
                                                                                      AND NOTE BELOW

SIGNATURE____________________________________  DATE____________   SIGNATURE____________________________________  DATE____________

NOTE: Please date this proxy and sign your name exactly as it appears herein. In the case of joint ownership, each joint owner must sign. If signing as an executor, trustee, guardian, attorney or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.